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                                                                     Exhibit 2.9


                            AMENDMENT NO. 1 TO THE
                            MEMORANDUM OF AGREEMENT
                                   REGARDING
                  APRISMA-ENTERASYS INTER-COMPANY OPERATIONS

     THIS AMENDMENT NO. 1 TO THE MEMORANDUM OF AGREEMENT REGARDING APRISMA-ENTERASYS INTER-COMPANY OPERATIONS (this "Amendment") is entered into as of August 3, 2001, by and among Aprisma Management Technologies, Inc., a Delaware Corporation ("Aprisma") and Enterasys Networks, Inc., a Delaware corporation ("Enterasys"). Capitalized terms not otherwise defined in this Amendment have the meaning given them in the Memorandum of Agreement Regarding Aprisma-Enterasys Intercompany Operations, dated as of June 3, 2000, by and among Aprisma and Enterasys (the "Agreement").

                                    RECITALS

          A. WHEREAS, pursuant to Section 10.1 of the Agreement, the Agreement may not be amended except by a written agreement executed by the parties thereto.

          B. WHEREAS, it is intended that effective as of August 6, 2001, Enterasys Networks, Inc. will merge with and into Cabletron Systems, Inc. and the surviving corporation will be renamed Enterasys Networks, Inc. (the "Merger").

          C. WHEREAS, the parties to the Agreement desire to amend certain provisions of the Agreement.

          NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, Aprisma and Enterasys hereby agree as follows:

          1. Pursuant to Section 10.1 of the Agreement, Section 9 of the Agreement is hereby amended to read in its entirety as follows:

     "9.  DISPUTE RESOLUTION

     9.1 Consultation - The Parties shall make good faith efforts to resolve any dispute arising under this Agreement ("Dispute") through consultations between their chief executive officers or their designated representatives. These individuals shall meet in person or speak via conference call for the purposes of resolving the Dispute within seven (7) Business Days of a Notice of the Dispute being received. Notwithstanding the existence of any Dispute, the Parties shall continue to operate under the Agreement as if no dispute exists.

     9.2 Unresolved Disputes - If the Parties are unable to resolve a Dispute through the consultation in 9.1, the Dispute shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA"), by three (3) arbitrators in Boston, Massachusetts. Such arbitrators shall be selected by the mutual agreement of the Parties or, failing such
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          agreement, shall be selected according to the aforesaid AAA rules. The arbitrators will be instructed to prepare and deliver a written, reasoned opinion stating their decision within thirty (30) days of the completion of the arbitration. The prevailing party in such arbitration, as determined by the arbitrator, shall be entitled to expenses, including costs and reasonable attorneys' and other professional fees, incurred in connection with the arbitration (but excluding any costs and fees associated with prior negotiation or mediation). The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of competent jurisdiction.

     9.3 Injunctive Relief - Notwithstanding the foregoing Section 9.2, no Dispute is required to be negotiated or arbitrated prior to seeking injunctive relief from a court of competent jurisdiction to prevent serious and irreparable injury, including without limitation any such injury arising from (i) the breach of any obligation of confidentiality or (ii) infringement, misappropriation, or misuse of any intellectual property right. However, the parties to the Dispute shall make a good faith effort to negotiate such Dispute, according to the procedures set forth in Section 9.1, while such court action is pending.

     9.4 Exclusive Processes - The processes set forth in this Section 9 shall be the exclusive processes for the resolution of a Dispute among the Parties."

          2. The Agreement is hereby amended by replacing the reference to Cabletron's then-current standard U.S. warranty or license in the first sentence of Section 3.1 of the Agreement with a reference to "the then-current standard U.S. warranty or license of Aprisma in the case of products or services provided by Aprisma and the then-current standard U.S. warranty or license of Enterasys in the case of products or services provided by Enterasys" and by replacing the reference to Cabletron in the last sentence of Section 3.1 of the Agreement with "Aprisma or Enterasys, as applicable".

          3. Aprisma hereby consents to any deemed assignment of the Agreement, as amended hereby, by Enterasys as a result of the Merger, including without limitation for the purposes of Section 10.3 of the Agreement.

          4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          5. This Amendment when executed by Aprisma and Enterasys as of the date hereof shall have been effected in accordance with Section 10.1 and Section 10.3(iii) of the Agreement and accordingly shall be binding upon each such party.

          6. This Amendment shall be governed by and construed in accordance with the laws of the State of New Hampshire without regard to applicable principles of conflicts of law.

          7. The Agreement and this Amendment and the documents referred to therein and herein constitute the entire agreement between the parties hereto pertaining to the subject matter thereof and hereof.
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     IN WITNESS WHEREOF, Aprisma and Enterasys have caused this Amendment to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.



                              APRISMA MANAGEMENT
                                TECHNOLOGIES, INC.


                              By: /s/ David Kirkpatrick
                                  ----------------------------------------
                                  Name:  David Kirkpatrick
                                  Title: Treasurer



                              ENTERASYS NETWORKS, INC.


                              By: /s/ David Kirkpatrick
                                  ----------------------------------------
                                  Name:  David Kirkpatrick
                                  Title: Treasurer